Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following. Registration Statements of UDR, Inc. and related Prospectuses of our report dated February 27, 2012, except for Notes 3, 4 and 11 as to which the date is May 2, 2012, with respect to the consolidated financial statements and schedule of United Dominion Realty, L.P. included in this Current Report on Form 8-K for the year ended December 31, 2011:

Registration

Statement Number Description

333-129743	Form S-3, pertaining to the registration of 11,000,000 shares of Common Stock, including rights to purchase Series C Junior Participating Redeemable Preferred Stock, issuable under the Company’s Dividend Reinvestment and Stock Purchase Plan.

333-176616	Form S-3, Shelf Registration Statement, pertaining to the registration of an indeterminate amount of Common Stock, Preferred Stock, Debt Securities, Guarantees of Debt Securities, Warrants, Subscription Rights, Purchase Contracts and Purchase Units.

333-167270	Form S-3, pertaining to the registration of 3,882,187 shares of Common Stock

333-160180	Form S-8, pertaining to the Company’s 1999 Long-Term Incentive Plan.

333-180553	Form S-3, pertaining to the registration of 2,959,606 shares of common stock.

/s/ Ernst & Young LLP

Denver, Colorado

May 2, 2012